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Exhibit No. 3
Ozolutions, Inc.
Form 10-SB


                    ASSET PURCHASE AGREEMENT

     DATED: this 21st day of June, 2000


BETWEEN:              1421209   ONTARIO   LIMITED,   a    company
incorporated
                     pursuant to the laws of the Province of Ontario having its
                    Head Office in the City of Toronto

                    (sometimes referred to as "Ontario")

                         OF THE FIRST PART

                             - and -

                     OZOLUTIONS INC., a Corporation incorporated pursuant
                    to the laws of the State of Delaware

                    (sometimes referred to as "Ozolutions")

                         OF THE SECOND PART

WHEREAS

A. Ontario has been appointed as the exclusive Marketing Representative by Hankin Atlas Ozone Systems Limited ("Hankin") for the Territories and upon such terms as are set out in the Agreements all of which are attached hereto as Schedule "1.05" being collectively called the "Assets";

AND WHEREAS

      Ontario, subject always to the consent of Hankin to any Assignment has agreed to sell its right, title and interest in all of the Representative Agreement to Ozolutions;

AND WHEREAS

      Hankin has consented to such assignments; copies of such consents being attached hereto as Schedule "l.05".

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      NOW THEREFORE THIS AGREEMENT WITNESSETH in consideration of the sum of On ($1.00) Dollar and other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

1. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

      Ontario covenants, represents and warrants as follows and acknowledges that Ozolutions is relying upon such covenants, representations and warranties in connection with the purchase by Ozolutions of the Assets herein:-

1.01 That the Contracts as set out in Schedule 1.05 are in good standing and enforceable in accordance with the terms thereof.

1.02 Ontario is a corporation duly organized and validly subsisting in good standing under the laws of the Province of Ontario; it has the corporate power to own its property and to carry on the Business which is now being conducted by it; it is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or where the property owned or leased by it makes such qualification necessary.

1.03 The Assets are now owned by or will be owned by Ontario on Closing as the beneficial owner thereof, with a good and marketable title thereto, and are free and clear of all mortgages, liens, charges, pledges, security interests, adverse claims, encumbrances, demands or other claims whatsoever.

1.04 No person, firm or corporation has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Ontario of the Assets or any part thereof.

1.05 No person, firm or corporation has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, or assignment of any of the contracts set out in Schedule 1.05 hereto, all of which are in good standing and have been validly assigned to Ontario.

1.06 Ontario was incorporated on the 1st day of June, 2000 and as such has not prepared financial statements. Carl Lavoie, Director of Ontario represents and warrants that Ontario will have no liabilities whatsoever at Closing.

1.07 At the Closing Date there shall be no outstanding claims against Ontario, and there shall be no material actions, suits or proceedings, whether or not purportedly, on behalf of Ontario, or to the knowledge of Ontario pending or threatened against or affecting Ontario or any of its assets at law or in equity or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which in any way affect the Business or its assets.

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1.08  The  entering into of this Agreement and  the  transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of Ontario or of any indenture or other agreement, written or oral, to which Ontario may be a party or by which either is bound.

1.09 As at the date hereof, Ontario holds all necessary permits licenses and certificates and the like or has applications pending therefor which are required to permit it to engage in and carry on the Business, and, to the knowledge of Ontario there exists no pending, threatened or anticipated action by any authority to revoke, suspend,_ annul, cancel or otherwise affect such permits, licenses, certificates and the like.

1.10 Ontario is not a party to any Contract of any nature or kind save the Representative Contracts set out in Schedule 1.05.

1. 11 Ontario is not non-residents Corporation of Canada wit the meaning of the Income Tax Act (Canada);

2. COVENANTS, REPRESENTATIONS AND WARRANTIES OF OZOLUTIONS

2.01 Ozolutions is a corporation duly organized and validly subsisting in good standing under the laws of the State of Delaware; it has the corporate power to own its property and to carry on the Business which is now being conducted by it; it is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or where the property owned or leased by it makes such qualification necessary.

2.02 Ozolutions has the corporate capacity to enter into this Agreement.

3.   PURCHASE OF THE ASSETS

3.01 Ozolutions shall purchase and Ontario shall sell all but not less than all of the said assets for the price or sum of One Million ($1,000,000.00) Dollars, U.S. together with Twenty-Five Thousand ($25,000.00) Dollars, Canadian, and the issue of Eight Million (8,000,000) Common Shares of Ozolutions to be issued as fully paid and without assessment, payable in manner following:

(a) the sum of Twenty-five Thousand ($25,000.00), Canadian, by way of a non- refundable deposit to be paid to the Solicitors for Ontario and disbursed by such solicitors pursuant to the instructions of Ozolutions contained in a letter dated June 3, 2000 and attached hereto as Schedule 3.01;

(b) (i) the sum of Three Hundred Thousand ($300,000.00) Dollars, U.S. payable on or before the 60th day following the qualification for trading of the Ozolutions common shares on a recognized United States Securities Exchange, but in no case later than November 21, 2000

          (ii) the sum of Two Hundred and Fifty Thousand ($250,000.00) Dollars, U.S.
          payable on or before the 60th day following the qualification for trading of the Ozolutions common shares on a recognized United States Securities Exchange, but in no case later than November 21, 2000

          (iii) the delivery of Eight Million (8,000,000) Common Shares of Ozolutions

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               to  Ontario or as it may direct, as fully paid and
               non-assessable,  on  or  before   the   60th   day
               following the qualification for trading of the Ozolutions common shares on a recognized United States Securities Exchange, but in no cafe later than November 21, 2000;

(c) the sum of Two Hundred and Fifty Thousand ($250,000.00) Dollars, U.S. payable to the Ontario or it they may direct, payable on or before the 150th day following the qualification for trading of the Ozolutions common shares on the a recognized United States Securities Exchange, but in no case later than December 21, 2000

(d) a further sum of Two Hundred Thousand ($200,000.00) Dollars, U.S., payable to Ontario or as it may direct, on or before the expiration of 180 days after the shares of Ozolutions have been qualified for trading on a recognized United States Securities Exchange but in no case later than August 21, 2001.

4.   CONSULTING AGREEMENT WITH DEANS

4.01 On or before Closing, Ozolutions and Deans shall enter into a Consulting Agreement in form attached hereto as Schedule 4.01.

5.   OZOLUTIONS - CONDITIONS OF CLOSING

      The obligation of Ozolutions to complete this Agreement on the Closing Date shall be subject to the satisfaction or fulfillment of the following conditions:

5.01  The representations, warranties and covenants contained  in
Article I of this Agreement shall be true and correct at the time of closing with the same force and effect as if such were made at and as of such time, and Ozolutions shall be furnished with a certificate of Ontario at the time of closing to such effect; provided, however, that the receipt of such evidence and the closing of the transaction of the purchase and sale herein provided for shall not be deemed to be a waiver of the covenants, representations and warranties contained in this Agreement.

5.02 The transactions herein provided for shall have been duly authorized by all necessary corporate action on behalf of Ontario and copies of any resolutions relating to such corporate action certified by the Secretary of Ontario shall have been delivered to Ozolutions at the time of closing.

5.03 Ontario shall furnish Ozolutions with evidence, including a statutory declaration, that Ontario is not non-resident corporation of Canada within the meaning of the Income Tax Act (Canada) and that the sale of the Assets is not a disposition of taxable Canadian property by a non-resident corporation within the meaning of section 116 of the Income Tax Act (Canada).

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5.04  Ontario  shall  have entered into  a  Loan  Agreement  with
Ozolutions in form attached hereto as Schedule 5.04;

5.05 Ozolutions will have the right of first refusal to acquire the manufacturing rights of C.W.T. or any affiliate who will be manufacturing Hankin Ozone SystemsOzoTitan Generator by matching or increasing any bona fide offer received by C.W.T. or any affiliate; such right to be exercised within a period of Two (2) years after the proposed qualification of the trading of the common shares of Ozolutions on a recognized United States Securities Exchange.

6.   ONTARIO'S CONDITIONS OF CLOSING

      The obligation of Ontario to sell the assets to Ozolutions on the Closing Date shall be subject to the satisfaction or fulfillment of the following conditions:

6.01 There shall have been executed by Ozolutions and Deans, a Consulting Agreement in form set out in Schedule 4.01 hereof

7.   BENEFIT AND SURVIVAL OF COVENANTS,
     REPRESENTATIONS AND WARRANTIES

7.01 The representations and warranties referred to in Article I hereof are included for the sole benefit of Ozolutions, and it may waive in whole or in part or extend the time for compliance with any of such representations, warranties and conditions without prejudice to its rights in respect of any other representations, warranties or conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall only be binding upon Ozolutions if the same is in writing, and such representations, warranties and conditions shall not merge on the closing of the within transaction of purchase and sale but shall survive such closing for a period of one (1) year from the Closing Date.

8.   CLOSING

8.01  The closing of the within transaction of purchase and  sale shall take place at the time of
closing on the Closing Date at the offices of:         30  Denver
Crescent, Suite 200
                                   Toronto, Ontario M2J 1G8

unless otherwise agreed in writing by the parties hereto.

9.   NOTICES

9.01 Any notice, waiver, direction or other document required or permitted to be given hereunder shall be in writing and may be given by mailing or delivering the same, if to

Ontario, at:   134 Melnose Avenue
          Toronto, Ontario M5M 1X7

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and if to Ozolutions, at:-    30 Denver Crescent,
                    Suite 200,
                    Toronto, Ontario.
                    M2V 1G8

and in each case mailed by registered mail, postage prepaid, or delivered to that address, and if mailed as aforesaid any such notice shall be deemed to have been given on the third business day following that on which the letter containing the notice is posted.

9.02 Ozolutions or Ontario may change their address for service from time to time by notice given in accordance with the foregoing.

                     RESOLUTION OF DISPUTES

10.01 Any dispute arising between the parties under or in connection with this Agreement shall be referred to the determination of a single Arbitrator to be agreed between the parties or in default of agreement, to be appointed by a Judge of the Superior Court of the Province of Ontario;

10.02 Such Arbitration shall be governed by the laws of the Province of Ontario and in particular by the Arbitration Act S.O.
or any statutory modification or re-enactment thereof and the seat of Arbitration shall be Toronto, Ontario.

11.  GENERAL PROVISIONS

11.01 This Agreement may not be amended or modified in any respect whatsoever except by written instrument signed by all parties hereto.

11.02 Time shall be of the essence of this agreement.

11.03 This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario.

11.04 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and permitted assigns.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

SIGNED, SEALED AND DELIVERED       OZOLUTIONS INC.
     In the Presence of                 Per: /s/ ________________
/s/ ___________

                                   1421209 ONTARIO LIMITED
                                   /s/ ______________

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